EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement pertaining to the 2005 Molex Incentive Stock Option Plan of Molex Incorporated on Form S-8 of our reports dated September 7, 2005, with respect to the consolidated financial statements and schedule of Molex Incorporated included in its Annual Report (Form 10-K) for the year ended June 30, 2005, Molex Incorporated management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Molex Incorporated, filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP
Chicago, Illinois

November 4, 2005